[MIDDLEBROOK PHARMACEUTICALS LOGO]


For Immediate Release

Company Contacts:
Robert Low                                  Bob Bannon
Vice President, Finance & CFO               Vice President, Investor Relations
MiddleBrook Pharmaceuticals, Inc.           MiddleBrook Pharmaceuticals, Inc.
(301) 944-6690                              (301) 944-6710
rlow@middlebrookpharma.com                  rbannon@middlebrookpharma.com



                       MiddleBrook Pharmaceuticals Reports
                           Second Quarter 2008 Results


    $100 Million EGI Investment to Close in September, Subject to Stockholder
                                    Approval;
              Company Prepares for Potential Launch of MOXATAG(TM)


GERMANTOWN, Md. - August 14, 2008 - MiddleBrook Pharmaceuticals, Inc. (Nasdaq:
MBRK), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended June 30, 2008.

MiddleBrook reported second quarter 2008 revenue of $2.5 million, compared to revenue of $2.4 million in the first quarter of 2008 and $2.7 million in the second quarter of 2007. Revenue for the first six months of 2008 increased to $4.9 million, from revenue of $4.5 million for the first six months of 2007.

The Company reported research and development (R&D) expenses in the second quarter of $3.6 million, compared to first quarter 2008 R&D expenses of $3.7 million and second quarter 2007 R&D expenses of $5.4 million. Total operating expenses for the second quarter of 2008 were $7.9 million, down from $9.1 million in the first quarter of 2008 and $12.2 million in the second quarter of 2007. Total operating expenses for the first half of 2008 decreased to $17.0 million, down from total operating expenses of $27.7 million for the first half of 2007. The Company also recorded a $1.7 million noncash gain in the second quarter of 2008 resulting from the change in the contractual fair value of the Company's warrant liability.

Net loss was $3.7 million for the second quarter, compared to a net loss of $13.8 million in the first quarter of 2008 and a net loss of $9.5 million in the second quarter of 2007. Net loss for the first six months of 2008 was $17.5 million, down from a net loss of $23.1 million in the first six months of 2007.

Net loss per share applicable to common stockholders during the second quarter of 2008 was ($0.07), compared to a net loss per share of ($0.26) in the prior quarter, and a net loss per share of ($0.21) in the comparable quarter of last year. Net loss per share applicable to common stockholders during the first half of 2008 was ($0.32), down from a net loss per share of ($0.57) in the first half of 2007.

"Having concluded our strategic review process over the second quarter, we are now working to close the Equity Group transaction and prepare for the potential commercial launch of MOXATAG," stated Edward M. Rudnic, Ph.D., president and CEO of MiddleBrook. "The entire MiddleBrook team is excited to now have the opportunity to introduce once-daily MOXATAG, our first proprietary PULSYS product, into the marketplace by as early as the first half of next year."


OPERATIONAL HIGHLIGHTS
----------------------

Strategic Review Process Concluded with Agreement for $100 Million Equity
-------------------------------------------------------------------------
Investment
----------
On July 1, 2008, MiddleBrook announced that it had concluded its previously announced review of strategic alternatives with an agreement for a $100 million equity investment in the Company by EGI-MBRK L.L.C. (EGI), an affiliate of Equity Group Investments, L.L.C. On July 1, 2008, MiddleBrook entered into a securities purchase agreement with EGI for the sale of 30,303,030 shares of MiddleBrook common stock at $3.30 per share and a five-year warrant to purchase a total of 12,121,212 shares of common stock at an exercise price of $3.90 per share.

As part of the agreement with EGI and as previously announced, a new, commercially-focused executive management team will be appointed. Proceeds from the transaction are expected to allow the Company to move forward with the commercial launch of MOXATAG(TM) and to continue the development of its clinical pipeline.

The issuance of the new shares and the warrant is subject to approval by MiddleBrook's common stockholders, and other customary closing conditions, and assuming stockholder approval is obtained, is expected to close promptly following the special meeting of stockholders scheduled for September 4, 2008.

Keflex(R) Capsules (Cephalexin, USP) - Commercialization Update
---------------------------------------------------------------
During the second quarter, MiddleBrook continued the commercialization of its 750 mg strength Keflex capsules through a targeted and dedicated national contract sales force. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750 mg capsules in the second quarter of 2008 were 66,811 prescriptions, compared to first quarter 2008 prescriptions of 68,064.

MiddleBrook is currently marketing Keflex 750 mg capsules through its sales force of approximately 30 contract sales representatives and three MiddleBrook district sales managers.

MOXATAG(TM) (amoxicillin extended-release) Tablets
--------------------------------------------------
On January 23, 2008, MiddleBrook received U.S. Food and Drug Administration
(FDA) approval of the Company's New Drug Application (NDA) for its once-daily amoxicillin PULSYS(R) product, under the trade name, MOXATAG(TM) (amoxicillin extended-release) Tablets. MOXATAG is approved for the treatment of pharyngitis and/or tonsillitis secondary to Streptococcus pyogenes (strep throat) in adults and pediatric patients 12 years or older.

During the second quarter, MiddleBrook was actively engaged in the commercial manufacture, testing and validation of its MOXATAG scaled-up tablet production process in cooperation with its contract manufacturer, STADA Production in Clonmel, Ireland. The Company believes it will be prepared for a potential commercial launch of MOXATAG during the first half of 2009, assuming the closing of the EGI transaction in September 2008.

MOXATAG is the first and only once-daily aminopenicillin therapy approved by the FDA to treat strep throat. Physicians prescribing MOXATAG would be able to provide their patients the convenience of once-daily dosing while utilizing approximately one-half the amount of amoxicillin currently used. According to prescription data from IMS Health, more than 30 million prescriptions were written for strep throat, pharyngitis and tonsillitis in the U.S. in 2007.

FINANCIAL DETAILS
-----------------

o Total revenue, resulting entirely from net Keflex product sales, was $2.5 million in the second quarter of 2008, compared to revenue of $2.4 million in the prior quarter, and $2.7 million for the second quarter of 2007.

o Operating expenses. Research and development expenses, which primarily consist of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $3.6 million in the second quarter of 2008, compared to $3.7 million in the previous quarter and $5.4 million in the second quarter of 2007. Reduced R&D expenses in the second quarter compared to the prior year resulted mainly from lower personnel and related costs associated with reductions in research staff over the year.

   Selling, general and administrative (SG&A) expenses totaled $3.9 million in the second quarter of 2008, down from $4.8 million in the first quarter of 2008, and $6.3 million in the second quarter of 2007. Second quarter SG&A costs declined from the prior periods due to lower third-party costs associated with the reduced size of Company's contract sales force.

o Loss from operations for the second quarter of 2008 was $5.4 million, down from $6.7 million in the prior quarter and $9.5 million in the second quarter of last year. Reduced operating loss in the quarter resulted primarily from lower operating expenses in the second quarter of 2008 compared to prior periods.

o Other income and expenses for the second quarter of 2008 included a $1.7 million noncash unrealized gain for the adjustment related to the contractual fair value of warrants issued to Deerfield Management in the fourth quarter of 2007. The Company recorded a $7.4 million noncash warrant expense in the first quarter of 2008. There were no such gains or expenses in the second quarter of 2007.

o Net loss for the second quarter of 2008 was $3.7 million. This compares to a net loss of $13.8 million in the first quarter of 2008, and $9.5 million in the second quarter of 2007. The net loss for the three months ended June 30, 2008, was increased by $0.1 million attributable to the gain from noncontrolling interest in two companies affiliated with Deerfield Management pursuant to the fourth quarter 2007 Keflex transaction, resulting from MiddleBrook's consolidation of the two affiliates under Financial Accounting Standards Board Interpretation No. 46 (revised 2003) "Consolidation of Variable Interest Entities." The net loss for the three months ended March 31, 2008, was reduced by $0.2 million attributable to the loss from noncontrolling interest during that quarter and there were no such gains or losses for the second quarter of 2007.

o Net loss per share applicable to common stockholders for the second quarter of 2008 was ($0.07), compared to a loss per common share of ($0.26) in the prior quarter and ($0.21) in the second quarter of 2007.

   Per share figures were computed on the basis of an average of 56.0 million shares outstanding in the second quarter of 2008, 53.3 million shares outstanding in the first quarter of 2008, and 45.3 million shares outstanding in the second quarter of 2007.

o Cash and marketable securities decreased by $5.4 million during the second quarter. Changes were composed of $5.4 million of operating losses in the quarter, and $1.4 million for working capital changes and other items; offset by $1.2 million for non-cash expenses in the quarter and $0.2 million from the exercise of stock options.

o The Balance Sheet at June 30, 2008 reflected $12.6 million of unrestricted cash, cash equivalents and marketable securities, compared to $18.0 million at March 31, 2008 and $2.0 million as of year-end 2007.


FINANCIAL GUIDANCE
------------------

Total revenue guidance for 2008 is unchanged from prior forecasts and is expected to be approximately $10 million to $12 million, resulting from Keflex product sales and assuming no generic competition to Keflex 750 mg capsules occurs during the year. MiddleBrook intends to issue additional financial guidance for 2008 following the completion of its anticipated financing transaction with EGI.


ABOUT MIDDLEBROOK PHARMACEUTICALS:
----------------------------------
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in "pulses" are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(R). The Company currently markets the Keflex(R) brand of cephalexin and has received regulatory approval for MOXATAG(TM) - the first and only once-daily amoxicillin product approved for marketing in the U.S. For more on MiddleBrook, please visit www.middlebrookpharma.com.


ABOUT MOXATAG:
--------------
MOXATAG(TM) (amoxicillin extended-release) Tablets are a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release and two delayed-release. The three components are combined in a specific ratio to prolong the release of amoxicillin from MOXATAG compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis.

ABOUT KEFLEX:
-------------
Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.



This announcement contains historical financial information as of and for three-month and six-month periods ended June 30, 2008 and June 30, 2007 that is unaudited, and MiddleBrook assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on MiddleBrook's current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2008 and thereafter included under the Financial Guidance section of this announcement.

The actual results realized by MiddleBrook could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as a going concern, (2) maintain its Keflex 750 sales, (3) retain marketing approval for its MOXATAG product, (4) successfully reduce costs, (5) reach profitability, (6) prove that the preliminary findings for its product candidates are valid, (7) receive required regulatory approvals, (8) successfully conduct clinical trials in a timely manner, (9) establish its competitive position for its products, (10) develop and commercialize products that are superior to existing or newly developed competitor products, (11) develop products without any defects, (12) have sufficient capital resources to fund its operations, (13) protect its intellectual property rights and patents, (14) implement its sales and marketing strategy, (15) successfully attract and retain collaborative partners, (16) successfully commercialize and gain market acceptance for its Keflex products,
(17) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (18) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. MiddleBrook undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                                     ####

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended June 30,         Six Months Ended June 30,
                                                          2008               2007             2008               2007
                                                     ---------------   ---------------   ---------------   ---------------


Product sales                                        $     2,522,255   $     2,680,558   $     4,916,265   $     4,453,595

Costs and expenses:
     Cost of product sales                                   374,177           447,236           995,617           680,871
     Research and development                              3,627,051         5,447,199         7,354,910        12,976,071
     Selling, general and administrative                   3,937,109         6,309,553         8,690,435        13,998,205
                                                     ---------------   ---------------   ---------------   ---------------
        Total expenses                                     7,938,337        12,203,988        17,040,962        27,655,147
                                                     ---------------   ---------------   ---------------   ---------------

Loss from operations                                      (5,416,082)       (9,523,430)      (12,124,697)      (23,201,552)

Interest income                                               89,806           221,173           215,088           355,200
Interest expense                                                  --          (175,670)               --          (369,565)
Change in fair value of warrant                            1,680,000                --        (5,760,000)               --
Other income (expense)                                         1,900                --           (17,174)           75,000
                                                     ---------------   ---------------   ---------------   ---------------
Loss including noncontrolling interest               $    (3,644,376)  $    (9,477,927)  $   (17,686,783)  $   (23,140,917)
Loss (gain) attributable to noncontrolling interest          (62,875)               --           180,030                --
                                                     ---------------   ---------------   ---------------   ---------------

Net loss                                             $    (3,707,251)  $    (9,477,927)  $   (17,506,753)  $   (23,140,917)
                                                     ===============   ===============   ===============   ===============


Basic and diluted net loss per share                 $         (0.07)  $         (0.21)  $         (0.32)  $         (0.57)
                                                     ===============   ===============   ===============   ===============

Shares used in calculation of basic
     and diluted net loss per share                       56,024,953        45,348,396        54,660,128        40,890,735
                                                     ===============   ===============   ===============   ===============

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                               June 30, 2008     December 31, 2007
                                                                                             -----------------   -----------------

                                                        ASSETS
Current assets:
     Cash and cash equivalents                                                               $      10,254,039   $       1,951,715
     Marketable securities                                                                           2,372,483                  --
     Accounts receivable, net                                                                          703,655             687,787
     Inventories, net                                                                                  456,173             687,933
     Prepaid expenses and other current assets                                                       1,961,526           1,142,905
                                                                                             -----------------   -----------------
         Total current assets                                                                       15,747,876           4,470,340

Property and equipment, net                                                                          9,316,781          10,928,659
Restricted cash                                                                                        872,180             872,180
Deposits and other assets                                                                              111,599             174,965
Intangible assets, net                                                                               6,640,813           7,219,651
                                                                                             -----------------   -----------------
         Total assets                                                                        $      32,689,249   $      23,665,795
                                                                                             =================   =================

                    LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable                                                                        $       1,468,170   $       1,659,752
     Accrued expenses                                                                                5,344,762           5,613,544
                                                                                             -----------------   -----------------
         Total current liabilities                                                                   6,812,932           7,273,296
Warrant liability                                                                                    7,860,000           2,100,000
Deferred contract revenue                                                                           11,625,000          11,625,000
Deferred rent and credit on lease concession                                                           990,746           1,177,840
                                                                                             -----------------   -----------------
         Total liabilities                                                                          27,288,678          22,176,136
                                                                                             -----------------   -----------------
Noncontrolling interest                                                                              7,157,781           7,337,811
                                                                                             -----------------   -----------------
Commitments and contingencies
Stockholders' equity (deficit):
     Preferred stock, undesignated                                                                          --                  --
     Common stock, par value                                                                           560,763             467,488
     Capital in excess of par value                                                                210,523,235         189,019,188
     Accumulated deficit                                                                          (212,841,581)       (195,334,828)
     Accumulated other comprehensive income                                                                373                  --
                                                                                             -----------------   -----------------
         Total stockholders' equity (deficit)                                                       (1,757,210)         (5,848,152)
                                                                                             -----------------   -----------------
         Total liabilities, noncontrolling interest and stockholders' equity (deficit)       $      32,689,249   $      23,665,795
                                                                                             =================   =================

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                    Six Months Ended June 30,
                                                                                                ---------------------------------
                                                                                                      2008              2007
                                                                                                ---------------   ---------------

Cash flows from operating activities:
      Net loss                                                                                  $   (17,506,753)  $   (23,140,917)
      Adjustments to reconcile net income to net cash in operating activities:
          Loss attributable to noncontrolling interest                                                 (180,030)               --
          Depreciation and amortization                                                               1,841,675         1,929,978
          Change in fair value of warrant                                                             5,760,000                --
          Stock-based compensation                                                                      791,908         1,290,286
          Deferred rent and credit on lease concession                                                 (187,094)          (25,889)
          Amortization of premium on marketable securities                                               (8,244)          (60,642)
          Loss on disposal of fixed assets                                                               17,174                --
          Changes in:
              Accounts receivable                                                                       (15,868)       (2,467,478)
              Inventories                                                                               231,760           244,566
              Prepaid expenses and other current assets                                                (818,622)           49,456
              Deposits other than on property and equipment, and other assets                            63,366            37,843
              Accounts payable                                                                         (191,582)          216,562
              Accrued expenses                                                                         (268,782)       (3,239,993)
              Deferred product revenue                                                                       --         1,989,644
                                                                                                ---------------   ---------------
                  Net cash used in operating activities                                             (10,471,092)      (23,176,584)
                                                                                                ---------------   ---------------

Cash flows from investing activities:
      Purchases of marketable securities                                                             (2,363,866)       (5,867,518)
      Sale and maturities of marketable securities                                                           --           500,000
      Purchases of property and equipment                                                                    --           (19,592)
      Deposits on property and equipment                                                                     --        (1,150,625)
      Proceeds from sale of fixed assets                                                                331,867                --
                                                                                                ---------------   ---------------
                  Net cash used in investing activities                                              (2,031,999)       (6,537,735)
                                                                                                ---------------   ---------------

Cash flows from financing activities:
      Proceeds from private placement of common stock, net of issue costs                            19,915,002        22,412,260
      Payments on lines of credit                                                                            --        (1,333,333)
      Proceeds from exercise of common stock options                                                    726,431            58,073
      Proceeds from exercise of common stock warrants                                                   163,982                --
                                                                                                ---------------   ---------------
                  Net cash provided by financing activities                                          20,805,415        21,137,000
                                                                                                ---------------   ---------------
Net increase (decrease) in cash and cash equivalents                                                  8,302,324        (8,577,319)

Cash and cash equivalents, beginning of period                                                        1,951,715        14,856,738
                                                                                                ---------------   ---------------

Cash and cash equivalents, end of period                                                        $    10,254,039   $     6,279,419
                                                                                                ===============   ===============